EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Horizon Bancorp on Form S-3 (File Nos. 333-201501, 333-179216, 333-177007, 333-86214 and 333-156737), Form S-4 (File Nos. 333-193581 and 333-181457) and Form S-8 (File Nos. 333-189420, 333-98609, 333-112970 and 333-166826) of our report, dated March 13, 2015, on the consolidated financial statements of Horizon Bancorp as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting, which reports are included in the annual report on Form 10-K of Horizon Bancorp for the year ended December 31, 2014.

Indianapolis, Indiana

March 13, 2015